Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sonic Automotive, Inc.:

We consent to the use of our reports dated February 24, 2017 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement on Form S-4 and the related prospectus of Sonic Automotive, Inc. for the registration of $250,000,000 of its 6.125% Senior Subordinated Notes due 2027, Series B.

/s/ KPMG LLP

Charlotte, North Carolina

May 31, 2017